Exhibit 10.16.1

FIRST AMENDMENT TO CEO CONTRACT

This is a first amendment (“First Amendment”), effective as of this 26th day of February, 2004 (“Effective Date”), to that certain CEO Contract (“Contract”), dated March 29, 2002 between West Marine, Inc., a Delaware corporation (“Company”), with an address at 500 Westridge Drive, Watsonville, California 95076, and John Edmondson (“Executive”), residing at 11970 North Oracle Road, Tucson, Arizona 85737.

WHEREAS, Company recognizes that the Executive’s contributions as the Chief Executive Officer to the growth and success of the Company have been substantial, and Company desires to assure the continued services of the Executive by renewing the term of Executive’s employment in such capacity, subject to the terms and conditions specified in the Contract, as modified by this First Amendment, and agreeing to retain Executive as a consultant following the termination of his employment; and

WHEREAS, Executive desires to continue in the employment of the Company in such capacity on the terms and conditions specified in the Contract, as modified by this First Amendment; and

WHEREAS, Company and Executive, with approval of the Company’s Board of Directors, desire to amend certain provisions of the Contract in accordance with the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.	The foregoing recitals are incorporated herein. All capitalized terms used but not defined herein shall have the same meaning ascribed to such terms as in the Contract.

2.	The Contract is hereby amended by modifying the following provisions:

a.	Term: From February 28, 2004 through February 28, 2005 (“Extended Term”).

b.	Salary/Annual Bonus and Stock Options: Executive shall continue to be paid his salary and bonus and issued stock options for the Extended Term in accordance with the terms set forth in the Contract as modified by this First Amendment.

c.	If the Board recruits a replacement CEO and, in its sole discretion, elects to terminate, without cause, Executive’s employment prior to the end of the Extended Term, then (i) Executive’s termination date will be a mutually agreed date within a reasonable time following the recruitment of the replacement CEO, (ii) Executive will be entitled to receive an Annual Bonus equal to the amount he would have been paid for the entire Extended Term, notwithstanding the earlier termination, payable at the time the Company normally pays such bonuses, and (iii) the Company shall provide Executive with the Other Incentives specified in 2(d).

d.

The “Stock Options Vesting, Other Incentives and Employment Guarantee” paragraphs are deleted in their entirety and replaced with the following: “Other Incentives and Stock Options Vesting”: In the event Executive’s employment with the Company is terminated upon the lapse of the Extended Term or in accordance with 2(c) above, then the Company agrees to (i) retain Executive as a part-time employee for a five (5) year period (“Part-Time Employment Term”) commencing the day after the expiration or termination of the Contract, as applicable, for the number of hours and type of services to be mutually determined by Company and Executive, and (ii) provide Executive with health insurance benefits (e.g. medical, dental, optical, and mental health) in all aspects significantly comparable to those in place from time to time for full-time executives of the Company, at the Company’s cost (less any portion of such costs paid by Executive immediately prior to termination) over such Part-Time Employment Term, provided that these health insurance benefits shall run concurrently with the term of any continued health care benefits required to be offered to Executive under Federal or state law (e.g., COBRA). Executive shall not receive from the Company any stock or stock option grants during the Part-Time Employment Term, but it is understood and agreed that vesting of any stock options that were granted to Executive prior to the commencement of the Part-Time Employment Term shall, at the sole discretion of the Company’s Board of Directors, continue over the period specified in the applicable grant agreement or shall be accelerated to an earlier date determined by the Board of Directors.

e.	For purposes of clarifying the Contract, the parameters of the Annual Bonus (and a Long Term Bonus, if any) for 2004 will be set by the Governance and Compensation Committee.

3.	Except as modified hereby and not inconsistent with the terms of this First Amendment, the Contract remains unmodified and in full force and effect. In the event of any conflict between the terms of the Contract and this First Amendment, the terms of this First Amendment will govern.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of the Effective Date.

COMPANY: West Marine, Inc.:

/s/ Richard Everett
By: Rich Everett, President

EXECUTIVE:

/s/ John Edmondson
John Edmondson